FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FOURTH QUARTER 2025 FINANCIAL RESULTS

•Reported Earnings Per Share of $2.56
•Net New Orders Increased 4% to 6,428 Homes with a Value of $3.5 Billion
•Closings of 7,821 Homes Generated Home Sale Revenues of $4.5 Billion
•Home Sale Gross Margin of 24.7% Includes $35 Million, or 80 Basis Points, of Land Impairment Charges
•Invested $1.4 Billion in Land Acquisition and Development and Repurchased $300 Million of Common Shares in the Quarter

ATLANTA – Jan. 29, 2026 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2025. For the quarter, the Company reported net income of $502 million, or $2.56 per share. Reported net income for the period includes: a pre-tax charge of $81 million, or $0.31 per share, associated with the intended divestiture of certain manufacturing assets; pre-tax land impairment charges totaling $35 million, or $0.14 per share; and a pre-tax insurance benefit of $34 million, or $0.13 per share. In the prior year period, the Company reported net income of $913 million, or $4.43 per share, inclusive of a pre-tax insurance benefit of $255 million, or $0.93 per share.

“PulteGroup’s fourth quarter and full year financial results reflect our balanced and disciplined approach to the business as we continue to successfully navigate today’s continuously shifting market dynamics,” said PulteGroup President and CEO, Ryan Marshall. “Inclusive of our strong fourth quarter results, in 2025 PulteGroup delivered 29,572 homes, $16.7 billion in home sale revenues and net income of $2.2 billion. We finished the year with $2.0 billion in cash, after investing $5.2 billion in land acquisition and development in 2025.

“While lower interest rates and more favorable pricing dynamics have worked to improve the overall affordability of new homes relative to a year ago, lagging consumer confidence continued to weigh on homebuyer demand in the quarter. Given these market dynamics, we remain focused on intelligently turning our assets, generating strong cash flows, and further developing a land pipeline that can routinely support community count growth of 3% to 5% annually.”

Fourth Quarter Results

Fourth quarter home sale revenues of $4.5 billion were 5% lower than the comparable prior year period. Home sale revenues for the quarter reflect a 3% decrease in closings to 7,821 homes, in combination with a 1% decrease in average sales price to $573,000.

The Company’s reported fourth quarter home sale gross margin of 24.7% includes $35 million, or 80 basis points, of land impairment charges recorded in the period. Prior year fourth quarter gross margin was 27.5%.

Reported fourth quarter homebuilding SG&A expense of $389 million, or 8.7% of home sale revenues, includes the insurance benefit of $34 million recorded in the period. Homebuilding SG&A expense in the fourth quarter of 2024 was $196 million, or 4.2% of home sale revenues, inclusive of an insurance benefit of $255 million.

In the quarter, the Company reported Other Expense of $99 million which includes the pre-tax charge of $81 million resulting from the intended divestiture of certain manufacturing assets.

Net new orders for the fourth quarter were 6,428 homes, which is an increase of 4% over the fourth quarter of 2024. The value of net new orders in the period was $3.5 billion, which is comparable with the prior year. Average community count for the fourth quarter was 1,014, which is an increase of 6% over the prior year.

At the end of the fourth quarter, the Company’s backlog totaled 8,495 homes with a value of $5.3 billion.

The Company's financial services operations generated fourth quarter pre-tax income of $35 million, which is down from $51 million in the comparable prior year period. Reported pre-tax income for the quarter was impacted by lower closing volumes and average selling prices in the Company’s homebuilding operations, as well as a decrease in mortgage capture rate to 84%, compared with 86% in the prior year.

In the fourth quarter, PulteGroup repurchased 2.4 million common shares for $300 million. For the full year, the Company repurchased a total of 10.6 million common shares, or 5.2% of shares outstanding, for $1.2 billion, or $112.76 per share. The Company ended the quarter with $2.0 billion of cash and a debt-to-capital ratio of 11.2%.

A conference call discussing PulteGroup's fourth quarter 2025 results is scheduled for Thursday, January 29, 2026, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry conditions or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; supply shortages and the cost of labor and building materials; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; rapidly changing technological developments including, but not limited to, the use of artificial intelligence in the homebuilding industry; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks associated with the implementation of a new enterprise resource planning system; risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats; the impact of negative publicity on sales; failure to retain key personnel; the impairment of our intangible assets; disruptions associated with epidemics, pandemics or other serious public health threats (as well as fear of such events), and the measures taken to address it; the effect of cybersecurity incidents and threats; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; and jwhomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Results of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
Homebuilding
Home sale revenues	$4,477,903	$4,707,540	$16,743,522	$17,318,521
Land sale and other revenues	39,419	99,108	179,764	195,435
	4,517,322	4,806,648	16,923,286	17,513,956
Financial Services	93,426	115,146	388,667	432,994
Total revenues	4,610,748	4,921,794	17,311,953	17,946,950

Homebuilding Cost of Revenues:
Home sale cost of revenues	(3,373,309)	(3,413,930)	(12,341,421)	(12,311,766)
Land sale and other cost of revenues	(36,537)	(88,690)	(166,041)	(189,893)
	(3,409,846)	(3,502,620)	(12,507,462)	(12,501,659)

Financial Services expenses	(58,409)	(64,471)	(231,887)	(224,086)
Selling, general, and administrative expenses	(389,457)	(195,640)	(1,573,928)	(1,321,276)
Equity income from unconsolidated entities, net	814	1,625	4,147	44,201
Other income (expense), net	(98,611)	22,040	(91,502)	61,749
Income before income taxes	655,239	1,182,728	2,911,321	4,005,879
Income tax expense	(153,625)	(269,489)	(692,591)	(922,617)
Net income	$501,614	$913,239	$2,218,730	$3,083,262

Net income per share:
Basic	$2.58	$4.47	$11.21	$14.82
Diluted	$2.56	$4.43	$11.12	$14.69
Cash dividends declared	$0.26	$0.22	$0.92	$0.82

Number of shares used in calculation:
Basic	194,140	204,339	197,966	208,107
Effect of dilutive securities	1,640	1,841	1,571	1,722
Diluted	195,780	206,180	199,537	209,829

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	December 31, 2025	December 31, 2024

ASSETS

Cash and equivalents	$1,980,869	$1,613,327
Restricted cash	27,907	40,353
Total cash, cash equivalents, and restricted cash	2,008,776	1,653,680
House and land inventory	12,925,413	12,692,820
Residential mortgage loans available-for-sale	613,665	629,582
Investments in unconsolidated entities	167,342	215,416
Other assets	2,217,483	2,001,991
Goodwill	40,377	68,930
Other intangible assets	26,210	46,303
Deferred tax assets	49,157	55,041
	$18,048,423	$17,363,763

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$724,885	$727,995
Customer deposits	387,837	512,580
Deferred tax liabilities	448,493	443,566
Accrued and other liabilities	1,338,330	1,412,166
Financial Services debt	532,338	526,906
Notes payable	1,631,098	1,618,586
Total liabilities	5,062,981	5,241,799
Shareholders' equity	12,985,442	12,121,964
	$18,048,423	$17,363,763

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Year Ended
	December 31,
	2025	2024
Cash flows from operating activities:
Net income	$2,218,730	$3,083,262
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	10,779	151,097
Land-related charges	126,914	34,572
Goodwill impairment	28,553	—
Property and equipment impairments	49,629	—
Depreciation and amortization	112,507	89,162
Equity income from unconsolidated entities	(4,147)	(44,201)
Distributions of earnings from unconsolidated entities	4,222	2,557
Share-based compensation expense	54,823	54,690
Other, net	311	(13,460)
Increase (decrease) in cash due to:
Inventories	(213,372)	(787,475)
Residential mortgage loans available-for-sale	15,917	(113,327)
Other assets	(293,904)	(489,623)
Accounts payable, accrued and other liabilities	(239,713)	(286,460)
Net cash provided by operating activities	1,871,249	1,680,794
Cash flows from investing activities:
Capital expenditures	(122,716)	(118,545)
Investments in unconsolidated entities	(15,744)	(16,037)
Distributions of capital from unconsolidated entities	63,743	9,179
Other investing activities, net	(5,707)	30,927
Net cash used in investing activities	(80,424)	(94,476)
Cash flows from financing activities:
Repayments of notes payable	(24,508)	(355,826)
Financial Services borrowings, net	5,432	27,279
Debt issuance costs	(1,446)	(1,534)
Proceeds from liabilities related to consolidated inventory not owned	44,095	50,047
Payments related to consolidated inventory not owned	(46,733)	(105,787)
Share repurchases	(1,199,996)	(1,199,999)
Excise tax on share repurchases	(11,550)	(9,691)
Cash paid for shares withheld for taxes	(24,339)	(18,597)
Dividends paid	(176,684)	(167,707)
Net cash used in financing activities	(1,435,729)	(1,781,815)
Net increase (decrease)	355,096	(195,497)
Cash, cash equivalents, and restricted cash at beginning of period	1,653,680	1,849,177
Cash, cash equivalents, and restricted cash at end of period	$2,008,776	$1,653,680

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$17,248	$26,052
Income taxes paid, net	$698,756	$739,680

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
HOMEBUILDING:
Home sale revenues	$4,477,903	$4,707,540	$16,743,522	$17,318,521
Land sale and other revenues	39,419	99,108	179,764	195,435
Total Homebuilding revenues	4,517,322	4,806,648	16,923,286	17,513,956

Home sale cost of revenues	(3,373,309)	(3,413,930)	(12,341,421)	(12,311,766)
Land sale cost of revenues	(36,537)	(88,690)	(166,041)	(189,893)
Selling, general, and administrative expenses	(389,457)	(195,640)	(1,573,928)	(1,321,276)
Equity income from unconsolidated entities	814	1,625	2,897	43,151
Other income (expense), net	(98,611)	22,043	(91,502)	61,752
Income before income taxes	$620,222	$1,132,056	$2,753,291	$3,795,924

FINANCIAL SERVICES:
Income before income taxes	$35,017	$50,672	$158,030	$209,955

CONSOLIDATED:
Income before income taxes	$655,239	$1,182,728	$2,911,321	$4,005,879

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Home sale revenues	$4,477,903	$4,707,540	$16,743,522	$17,318,521

Closings - units
Northeast	451	464	1,649	1,518
Southeast	1,559	1,413	5,598	5,697
Florida	1,978	1,855	7,442	7,906
Midwest	1,351	1,370	5,026	4,750
Texas	1,022	1,167	4,352	5,452
West	1,460	1,834	5,505	5,896
	7,821	8,103	29,572	31,219
Average selling price	$573	$581	$566	$555

Net new orders - units
Northeast	382	340	1,541	1,566
Southeast	1,322	1,233	5,437	5,363
Florida	1,705	1,510	7,068	6,909
Midwest	1,025	1,088	4,829	4,860
Texas	928	900	4,195	4,763
West	1,066	1,096	4,844	5,765
	6,428	6,167	27,914	29,226
Net new orders - dollars	$3,513,461	$3,507,496	$15,518,916	$16,493,524

			December 31,
			2025	2024
Unit backlog
Northeast			507	615
Southeast			1,751	1,912
Florida			2,421	2,795
Midwest			1,605	1,802
Texas			791	948
West			1,420	2,081
			8,495	10,153
Dollars in backlog			$5,270,112	$6,494,718

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
MORTGAGE ORIGINATIONS:
Origination volume	4,940	5,328	18,977	19,770
Origination principal	$2,143,793	$2,342,489	$8,229,007	$8,340,836
Capture rate	83.6%	85.9%	84.7%	85.9%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Interest in inventory, beginning of period	$131,564	$146,097	$139,960	$139,078
Interest capitalized	26,118	26,069	104,479	112,416
Interest expensed	(35,355)	(32,206)	(122,112)	(111,534)
Interest in inventory, end of period	$122,327	$139,960	$122,327	$139,960

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios
	December 31,
	2025	2024
Notes payable	$1,631,098	$1,618,586
Shareholders' equity	12,985,442	12,121,964
Total capital	$14,616,540	$13,740,550
Debt-to-capital ratio	11.2%	11.8%

Notes payable	$1,631,098	$1,618,586
Less: Total cash, cash equivalents, and restricted cash	(2,008,776)	(1,653,680)
Total net debt	$(377,678)	$(35,094)
Shareholders' equity	12,985,442	12,121,964
Total net capital	$12,607,764	$12,086,870
Net debt-to-capital ratio	(3.0)%	(0.3)%